Red Mountain Resources, Inc. 8-K

Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the reference of our firm and to the use of information derived from our report effective as of June 1, 2013, dated August 14, 2013, and our report effective as of January 1, 2014, dated July 11, 2014, in the Current Report on Form 8-K of Red Mountain Resources, Inc. (the “Company”) to be filed with the U.S. Securities and Exchange Commission (“SEC”) on or about August 7, 2014. We also consent to the incorporation by reference of this information into the Company’s Registration Statements on Form S-3 (Nos. 333-186076 and 333-188361) and Form S-8 (No. 333-186064).

Cawley, Gillespie & Associates, Inc.

Fort Worth, Texas

August 7, 2014